NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 22, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 6, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the terms of the American Depositary Warrants (Each representing one Air France Warrant) (Expiring November 6, 2007) of Air France-KLM which expired on November 6, 2007 and became null and void. Each American Depositary Warrant entitled the holder to purchase 2.066 Ordinary Shares OR 2.066 American Depositary Shares (Each representing one Ordinary Share) of Air France-KLM to be issued by the Company at an exercise price of Euros 40. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 6, 2007.